Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Biophytis S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, €0.20 nominal value	457(c)	133,333,400	(2)	$0.0302	(3)	$4,026,669	(3)	0.0001102	$443.74
	Total Offering Amounts							$4,026,669			443.74
	Total Fees Previously Paid							—			—
	Total Fee Offsets							—			—
	Net Fees Due										$443.74
(1)				American depositary shares (“ADSs”) issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-232305). Each ADS represents 100 ordinary shares.

(2)				Consists of up to 133,333,400 ordinary shares, represented by 1,333,334 ADSs, which may be sold from time to time by the selling shareholder pursuant to this registration statement upon the exercise of certain ordinary warrants held by the selling shareholder. In addition, pursuant to Rule 416 under the Securities, Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of share dividends, share splits or similar transactions.

(3)				This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s ADSs on August 2, 2023, as reported on the Nasdaq Capital Market, divided by 100 (to give effect to the 1:100 ratio of ADSs to ordinary shares).